Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders


Nuveen New York Premium Income Municipal Fund, Inc.
f/k/a Nuveen Insured New York
Premium Income Municipal Fund, Inc.

811-03319

The annual meeting of shareholders was held in the offices of Nuveen Investments on March 30, 2012; at this meeting the shareholders were asked to vote on the election of Board Members, the elimination of Fundamental Investment Policies and the approval of new Fundamental Investment Policies. The meeting was subsequently adjourned to May 8, 2012 and then to June 15, 2012.

Voting results for March 30, 2012 are as follows:

<c> Common and Preferred
shares voting together as a class

Preferred
shares
To approve the elimination of the
fundamental policies relating to the Funds ability to make loans.


   For
              2,276,365
                               507
   Against
                 205,433
                                 -
   Abstain
                 128,022
                                 -
   Broker Non-Votes
              2,138,035
                                 -
      Total
              4,747,855
                               507



To approve the new fundamental policy
relating to the Funds ability to make
loans.


   For
              2,269,094
                               507
   Against
                 217,493
                                 -
   Abstain
                 123,233
                                 -
   Broker Non-Votes
              2,138,035
                                 -
      Total
              4,747,855
                               507

Proxy materials are herein
incorporated by reference
to the SEC filing on March 1,
 2012, under
Conformed Submission Type
DEF 14A, accession
number 0001193125-12-092168